NEWS RELEASE
For Immediate Release	Contact: Raymond Brandstrom
June 29, 2005	Chief Financial Officer
(206) 298-2909

EMERITUS ANNOUNCES PARTIAL SALE OF ALTERRA HEALTHCARE FOR $25 MILLION

SEATTLE, WA, June 29, 2005 -- Emeritus Assisted Living (AMEX: ESC) (Emeritus Corporation), a national provider of assisted living and related services to senior citizens, today announced the Company sold half the Company’s 25% interest in Alterra Healthcare, a Milwaukee, Wisconsin based operator of assisted living facilities. The Company acquired the 25% interest in December 2003 for $7.7 million. An affiliate of Fortress Investment Group LLC (50% owner of Alterra) acquired 12.5% interest from the Company for $25 million in cash. Emeritus will continue to hold a 12.5% interest in Alterra. Dan Baty and Ray Brandstrom, both executives of Emeritus, have resigned their positions on Alterra’s board of directors effective with this transaction. Dan Baty, CEO of Emeritus, stated “This transaction not only provides a current cash infusion to Emeritus, but also allows us to have a continuing interest in the current and future value of Alterra.”

ABOUT THE COMPANY

Emeritus Assisted Living is a national provider of assisted living and related services to seniors. Emeritus is one of the largest developers and operators of freestanding assisted living communities throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently holds interests in 182 communities representing capacity for approximately 18,400 residents in 34 states. Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges without adversely affecting occupancy levels; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operation, and final resolution of the adverse Texas jury verdict and other uncertainties related to professional liability claims .We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports Form 10-Q.